 Exhibit 99.2

Park City Group Reports Financial Results for the Fiscal Third Quarter of 2020

Company Works Aggressively to Help Grocery Customers Address Supply Chain Challenges and Secure Hard to Source Items in an Uncertain Market

Launches FoodSourceUSA Sourcing Platform Supplying Critical Data to Address Chronic Foody Supply Imbalances Caused by COVID-19

SALT LAKE CITY, UT – May 11, 2020 --Park City Group, Inc. (NASDAQ: PCYG), the parent company of ReposiTrak, Inc., which operates a B2B ecommerce, compliance, and supply chain platform that partners with retailers, wholesalers, and their suppliers, to accelerate sales, control risk, and improve supply chain efficiencies, announced financial results for the third fiscal quarter ended March 31, 2020.

Third Quarter Financial and Recent Business Highlights:

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Total revenue decreased 7% year-over-year due to lower one-time revenue, partially offset by higher recurring revenue.

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Recurring revenue increased 5% comparatively, constituting 90% of total revenue.

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Operating expense increased 10% year-over-year due to higher Marketplace costs.

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Net income of $272,000.

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EPS $0.01 vs. $0.05 in the prior year third quarter.

Randall K. Fields, Chairman and CEO of Park City Group commented, “The COVID-19 pandemic has impacted nearly everyone, and certainly, the grocery supply chain has been profoundly affected. In the short term, this situation has benefited transaction revenue from our MarketPlace platform, while impacting ReposiTrak revenues as our customers shifted their full attention to more pressing pandemic-related matters. Simultaneously, this situation has made what we do for our customers even more important, reinforcing our position as a key contributor to food safety and supply chain continuity. We take this public trust very seriously. During the quarter, we launched our FoodSourceUSA program, providing our proprietary supply chain and out-of-stock data to the Department of Defense, to proactively address chronic imbalances in the food supply chain caused by the COVID-19 and other situations. The pandemic has strengthened the essential role we play in the food supply chain, ensuring food safety, managing scan-based trading that underpins much of the grocery supply chain, and connecting retailers and suppliers.”

“Our Marketplace platform saw an increase in use, as retailers search for suppliers of in-demand and hard to source items ranging from personal protective equipment (PPE) to food storage items like chest freezers and other products that allow retailers and their customers to adapt to shelter-in-place and work-from-home mandates,” continued Mr. Fields. “However, as one would expect, our growth in Tier 2 hubs and supply chain implementations was negatively impacted as the attention of retailers and supplier was redirected to emergencies. This fact, combined with the absence of one-time revenue, resulted in diminished margins and reduced profitability. We have taken steps to reduce our expenditures during these challenging times, and we are positioning ourselves to weather the storm. As things begin to normalize, I am optimistic that we have proven our value to our customers. We believe the disruptions will cause a great deal of re-thinking about the food supply chain, and the we will be able to assist our customers building a more resilient system in the future.”

Third Quarter Financial Results (three months ended March 31, 2020 vs. three months ended March 31, 2019):

Total revenue declined 7% to $4.6 million as compared to $5.0 million due to less one-time revenues and implementation delays due to COVID-19. Total operating expense was $4.4 million, a 10% increase from $4.0 million. GAAP net income was $272,000, or 5.9% of revenue, versus $1.1 million, or 21.3% of revenue, and GAAP net income to common shareholders was $125,000, or $0.01 per diluted share, compared to $921,000, or $0.05 per diluted share.

Fiscal 2020 Year to Date Results (nine months ended March 31, 2020 vs. nine months ended March 31, 2019):

Total revenue declined 14% to $14.3 million for the nine months ended March 31, 2020, as compared to $16.5 million during the same period a year ago due to $2.7 million in one-time revenue that occurred in 2019 that did not repeat in 2020. Total operating expense was $13.3 million, an increase of 4% from $12.8 million a year ago. GAAP net income was $1.1 million, or 7.8% of revenue, versus $3.7 million, or 22.5% of revenue, a year ago, and GAAP net income to common shareholders was $674,000, or $0.03 per diluted share, compared to $3.3 million, or $0.16 per diluted share, a year ago.

Conference Call:

The Company will host a conference call at 4:15 p.m. ET today, May 11, 2020 to discuss the Company's results. Investors and interested parties may participate in the call by dialing 1-877-407-9716 (toll-free) or 1-201-493-6799 (international) and referring Conference ID: 13703488. The conference call is also being webcast and is available via the investor relations section of the Company's website, www.parkcitygroup.com. A replay of the conference call will be available from 7:15 ET today until 11:59 p.m. ET on June 11, 2020. The replay can be accessed by calling 1-844-512-2921 (toll-free) or 1-412-317-6671 (international). Please enter pin number 13703488 to access the replay.

About Park City Group:

Park City Group, Inc. (NASDAQ:PCYG), the parent company of ReposiTrak, Inc., a compliance, supply chain, and e-commerce platform that enables retailers, wholesalers, and their suppliers, to accelerate sales, control risk, and improve supply chain efficiencies. More information is available at www.parkcitygroup.com and www.repositrak.com.

Specific disclosure relating to Park City Group, including management's analysis of results from operations and financial condition, are contained in the Company's annual report on Form 10-K for the fiscal year ended September 30, 2019 and other reports filed with the Securities and Exchange Commission. Investors are encouraged to read and consider such disclosure and analysis contained in the Company's Form 10-K and other reports, including the risk factors contained in the Form 10-K.

Forward-Looking Statement

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “if”, “should” and “will” and similar expressions as they relate to Park City Group, Inc. (“Park City Group”) are intended to identify such forward-looking statements. Park City Group may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Park City’s annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contacts

Investor Relations Contact:

John Merrill, CFO
investor-relations@parkcitygroup.com

Or

FNK IR
Rob Fink
646.809.4048
rob@fnkir.com

PARK CITY GROUP, INC. Consolidated Condensed Balance Sheets (Unaudited)
Assets	March 31, 2020	June 30, 2019
Current assets
Cash	$17,883,555	$18,609,423
Receivables, net of allowance for doubtful accounts of $521,895 and $145,825 at March 31, 2020 and June 30, 2019, respectively	4,469,812	3,878,658
Contract asset – unbilled current portion	2,408,448	3,023,694
Prepaid expense and other current assets	687,328	1,037,099

Total current assets	25,449,143	26,548,874

Property and equipment, net	3,147,747	2,972,257

Other assets:
Deposits, and other assets	22,414	17,146
Contract asset – unbilled long-term portion	1,119,184	1,659,110
Operating lease-right-of-use asset	801,948	-
Customer relationships	689,850	788,400
Goodwill	20,883,886	20,883,886
Capitalized software costs, net	27,809	70,864

Total other assets	23,545,091	23,419,406

Total assets	$52,141,981	$52,940,537

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$343,003	$530,294
Accrued liabilities	1,159,354	1,399,368
Contract liability - deferred revenue	1,704,386	1,917,787
Lines of credit	5,000,000	4,660,000
Operating lease liability - current	84,707	-
Current portion of notes payable	306,403	295,168

Total current liabilities	8,597,853	8,802,617

Long-term liabilities
Operating lease liability – less current portion	717,240	-
Notes payable, less current portion	689,527	920,754

Total liabilities	10,004,620	9,723,371

Commitments and contingencies

Stockholders’ equity:
Preferred Stock; $0.01 par value, 30,000,000 shares authorized;
Series B Preferred, 700,000 shares authorized; 625,375 shares issued and outstanding at March 31, 2020 and June 30, 2019;	6,254	6,254
Series B-1 Preferred, 550,000 shares authorized; 212,402 shares issued and outstanding at March 31, 2020 and June 30, 2019, respectively	2,124	2,124
Common Stock, $0.01 par value, 50,000,000 shares authorized: 19,457,987 and 19,793,372 issued and outstanding at March 31, 2020 and June 30, 2019, respectively	194,582	197,936
Additional paid-in capital	75,158,507	76,908,566
Accumulated deficit	(33,224,106)	(33,897,714)

Total stockholders’ equity	42,137,361	43,217,166

Total liabilities and stockholders’ equity	$52,141,981	$52,940,537

PARK CITY GROUP, INC. Consolidated Condensed Statements of Operations (Unaudited)
	Three Months Ended March 31,		Nine Months Ended March 31,
	2020	2019	2020	2019

Revenue	$4,633,244	$5,006,132	$14,270,660	$16,513,363

Operating expense:
Cost of services and product support	1,369,421	1,342,051	4,622,844	4,341,236
Sales and marketing	1,654,189	1,485,785	4,515,569	4,533,664
General and administrative	1,179,851	1,020,652	3,516,313	3,490,698
Depreciation and amortization	192,860	140,312	609,037	429,717

Total operating expense	4,396,321	3,988,800	13,263,763	12,795,315

Income from operations	236,923	1,017,332	1,006,897	3,718,048

Other income (expense):
Interest income	53,075	75,670	201,788	165,567
Interest expense	(16,953)	(4,706)	(53,593)	(20,802)

Income before income taxes	273,045	1,088,296	1,155,092	3,862,813

(Provision) for income taxes:	(1,058)	(20,210)	(41,651)	(142,710)
Net income	271,987	1,068,086	1,113,441	3,720,103

Dividends on preferred stock	(146,611)	(146,610)	(439,833)	(439,832)

Net income applicable to common shareholders	$125,376	$921,476	$673,608	$3,280,271

Weighted average shares, basic	19,588,000	19,861,000	19,714,000	19,823,000
Weighted average shares, diluted	19,776,000	20,390,000	19,942,000	20,369,000
Basic income per share	$0.01	$0.05	$0.03	$0.17
Diluted income per share	$0.01	$0.05	$0.03	$0.16

PARK CITY GROUP, INC. Consolidated Condensed Statements of Cash Flows (Unaudited)
	Nine Months Ended March 31,
	2020	2019
Cash flows operating activities:
Net income	$1,113,441	$3,720,103
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	609,037	429,718
Amortization of operating right of use asset	60,793	-
Stock compensation expense	291,630	473,556
Bad debt expense	375,000	350,000
(Increase) decrease in:
Accounts receivables	(350,908)	17,001
Long-term receivables, prepaids and other assets	884,429	(759,122)
(Decrease) increase in:
Accounts payable	(187,291)	(867,631)
Accrued liabilities	(247,233)	392,089
Operating lease liability	(60,794)	-
Deferred revenue	(213,677)	(271,752)
Net cash provided by operating activities	2,274,427	3,483,962

Cash flows investing activities:
Purchase of long-term investments	-	1,000
Purchase of property and equipment	(642,922)	(45,197)
Net cash used in investing activities	(642,922)	(44,197)

Cash flows financing activities:
Net increase in lines of credit	340,000	1,430,000
Proceeds from exercise of warrants	-	164,997
Common stock buyback/retirement	(2,158,471)	-
Proceeds from employee stock plan	120,923	-
Dividends paid	(439,833)	(293,222)
Payments on notes payable and capital leases	(219,992)	(1,488,610)
Net cash used in financing activities	(2,357,373)	(186,835)

Net increase in cash and cash equivalents	(725,868)	3,252,930

Cash and cash equivalents at beginning of period	18,609,423	14,892,439
Cash and cash equivalents at end of period	$17,883,555	$18,145,369